Exhibit 10.1

FIRST AMENDMENT
TO LOAN AND SECURITY AGREEMENT

               This First Amendment to Loan and Security Agreement (this "Amendment") is entered into as of December 31, 2005, by and between COMERICA BANK ("Bank") and VITALSTREAM HOLDINGS, INC., VITALSTREAM, INC. and VITALSTREAM BROADCASTING CORPORATION (each a "Borrower" and collectively, "Borrowers").

RECITALS

               Borrowers and Bank are parties to that certain Loan and Security Agreement dated as of October 7, 2004, as amended from time to time (the "Agreement"). The parties desire to amend the Agreement in accordance with the terms of this Amendment.

               NOW, THEREFORE, the parties agree as follows:

               1.       The following defined terms in Section 1.1 of the Agreement hereby are amended or restated as follows:

                              "'Consolidated Net Income (or Deficit)' means the consolidated net income (or deficit) of any Person and its Subsidiaries, after deduction of all expenses, taxes, and other proper charges, determined in accordance with GAAP, after eliminating there from all extraordinary nonrecurring items of income."

                              "'Consolidated Total Interest Expense' means with respect to any Person for any period, the aggregate amount of interest required to be paid or accrued by a Person and its Subsidiaries during such period on all Indebtedness of such Person and its Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of any capitalized lease or any synthetic lease, and including commitment fees, agency fees, facility fees, balance deficiency fees and similar fees or expenses in connection with the borrowing of money."

                              "'EBITDA' means with respect to any fiscal period an amount equal to the sum of (a) Consolidated Net Income of the Borrowers and their Subsidiaries for such fiscal period, plus (b) in each case to the extent deducted in the calculation of the Borrowers' Consolidated Net Income and without duplication, (i) depreciation and amortization for such period, plus (ii) income tax expense for such period, plus (iii) Consolidated Total Interest Expense paid or accrued during such period, plus (iv) non-cash expense associated with granting stock options, and minus, to the extent added in computing Consolidated Net Income, and without duplication, all extraordinary and non-recurring revenue and gains (including income tax benefits) for such period, all as determined in accordance with GAAP."

                              "'First Amendment' means the First Amendment to Loan and Security Agreement dated as of December 31, 2005 among the Borrowers and Bank."

                              "'Revolving Line' means a credit extension of up to Two Million Two Hundred Thirty Five Thousand Dollars ($2,235,000)."

                              "'Revolving Maturity Date' means December 31, 2006."

                              "'Tangible Net Worth' means at any date as of which the amount thereof shall be determined, the sum of the capital stock and additional paid-in capital plus retained earnings (or minus accumulated deficit) of Borrowers and their Subsidiaries minus intangible assets, on a consolidated basis determined in accordance with GAAP."

                              "'Term Loan' has the meaning set forth in Section 2.1(d)."

                              "'Term Loan Maturity Date' means the earlier of (i) 27 months after the date of the First Amendment, or (ii) March 31, 2008."

                              "'Total Liabilities' means at any date as of which the amount thereof shall be determined, all obligations that should, in accordance with GAAP be classified as liabilities on the consolidated balance sheet of Borrowers, including in any event, to the extent not already included, all Indebtedness."

               2.        New Section 2.1(d) is hereby added to the Agreement to read in its entirety as follows:

                               "(d) Term Loan.

                (i)        Subject to and upon the terms and conditions of this Agreement, on the date of the First Amendment or as soon thereafter as is practical, Bank shall make one term loan to Borrowers in an aggregate amount not to exceed Two Million Dollars ($2,000,000) (the "Term Loan"), which amount shall be used for permanent working capital.

                (ii)        Interest shall accrue from the date the Term Loan is made at the rate specified in Section 2.3(a), and shall be payable monthly on the first day of each month commencing on the first day of the first month after the Term Loan is made. The Term Loan shall be repaid in twenty-four (24) equal monthly installments of principal plus accrued but unpaid interest, commencing on the first day of the fourth month after the Term Loan is made and continuing on the same day of each month thereafter through the Term Loan Maturity Date, at which time all amounts owing under this Section 2.1(d) shall be immediately due and payable. The Term Loan, once repaid, may not be reborrowed. Borrower may prepay the Term Loan without penalty or premium."

                3.        Section 2.3(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

                               "(a) Interest Rate.

                (i)        Advances. Except as set forth in Section 2.3(b), the Advances shall bear interest, on the outstanding daily balance thereof, at a rate equal to one half of one percent (0.50%) above the Prime Rate.

                (ii)        Equipment Advances. Except as set forth in Section 2.3(b), the Equipment Advances shall bear interest, on the outstanding daily balance thereof, at a rate equal to one half of one percent (0.50%) above the Prime Rate.

                (iii)        Term Loan. Except as set forth in Section 2.3(b), the Term Loan shall bear interest, on the outstanding daily balance thereof, at a rate equal to one percent (1.00%) above the Prime Rate."

                4.        Section 2.5(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

                "(a) Facility Fee. On the date of the First Amendment, facility fees equal to (1) $5,000, on account of the Revolving Line, and (2) $10,000, on account of the Term Loan, each of which shall be non-refundable; and"

                5.        Sections 6.7 of the Agreement is hereby amended and restated in its entirety to read as follows:

                "6.7 Financial Covenants. Borrowers shall at all times maintain the following financial covenants:

                (a)        Minimum Cash. A balance of Cash at Bank of not less (i) Three Million Dollars ($3,000,000) when aggregate outstanding Advances and Equipment Advances are less than or equal to Three Million Dollars ($3,000,000); and (ii) Three Million Five Hundred Thousand Dollars ($3,500,000) when aggregate outstanding Advances and Equipment Advances are greater than Three Million Dollars ($3,000,000). Borrowers may not request or receive Advances in order to comply with this Section 6.7(a).

                (b)        Minimum EBITDA. EBITDA, measured on a trailing three (3) month basis, of not less than the amounts set forth below during the periods set forth below:

Period	Minimum EBITDA
For 3 months ending March 31, 2006	$208,422
For 3 months ending June 30, 2006	$440,570
For 3 months ending September 30, 2006	$768,503
For 3 months ending December 31, 2006 and the last day of each 3 month period thereafter	$1,158,307

                (c)        Total Liabilities to Tangible Net Worth. A ratio of Total Liabilities to Tangible Net Worth of not more than 1.60 to 1.00."

                6.        Section 7.3 (iv) of the Agreement is hereby amended and restated to read in its entirety as follows:

                "(iv) such transactions occur within twelve (12) months of December 31, 2005, and do not result in a Change in Control or a material change in management of any Borrower,"

                7.        Exhibit C to the Agreement is hereby replaced with Exhibit C attached hereto.

                8.        All references in the Agreement to Bank's address at 2321 Rosecrans Ave., Suite 5000, El Segundo, CA 90245, shall mean and refer to 75 E Trimble Road, San Jose, CA 95131.

                9.        No course of dealing on the part of Bank or its officers, nor any failure or delay in the exercise of any right by Bank, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right. Bank's failure at any time to require strict performance by a Borrower of any provision shall not affect any right of Bank thereafter to demand strict compliance and performance. Any suspension or waiver of a right must be in writing signed by an officer of Bank.

                10.        Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.

                11.        Borrowers represent and warrant that the Representations and Warranties contained in the Agreement are true and correct as of the date of this Amendment, and that no Event of Default has occurred and is continuing.

                12.        As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

                (a)        this Amendment, duly executed by each Borrower;

                (b)        a Certificate of the Secretary of each Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Amendment;

                (c)        the Facility Fees due under Section 2.5(a) of the Agreement, which may be debited from any of Borrowers' accounts;

                (d)        all reasonable Bank Expenses incurred through the date of this Amendment, which may be debited from any of Borrower's accounts;

                (e)        an Agreement to Provide Insurance in the form attached hereto; and

                (f)        such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

                13.        This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

                IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

VITALSTREAM HOLDINGS, INC.
By:	/s/ Mark Belzowski

Title:	Chief Financial Officer & Treasurer

VITALSTREAM, INC.
By:	/s/ Mark Belzowski

Title:	Chief Financial Officer & Treasurer

VITALSTREAM BROADCASTING CORPORATION
By:	/s/ Mark Belzowski

Title:	Chief Financial Officer & Treasurer

COMERICA BANK
By:	/s/ James Ligman

Title:	Assistant Vice President

EXHIBIT C
 COMPLIANCE CERTIFICATE

TO:	COMERICA BANK
FROM:	VITALSTREAM HOLDINGS, INC., for itself and on behalf of all Borrowers

The undersigned authorized officer of VITALSTREAM HOLDINGS, INC., for itself and on behalf of all Borrowers, hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement between Borrowers and Bank (the "Agreement"), (i) Each Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below and (ii) all representations and warranties of each Borrower stated in the Agreement are true and correct as of the date hereof. Attached herewith are the required documents supporting the above certification. The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under "Complies" column.

Reporting Covenant	Required		Complies

Quarterly financial statements	Quarterly; within 45 days of Quarter end		Yes	No
Annual (CPA Audited)	FYE within 90 days		Yes	No
10K and 10Q	Within 5 days of filing		Yes	No
Compliance Cert.	Quarterly; within 45 days of Quarter end		Yes	No
A/R Audit	Initial and Semi-Annual		Yes	No
IP Report	Quarterly within 30 days		Yes	No
Total amount of Borrowers' cash and investments	Amount: $________
Total amount of Borrowers' cash and investments maintained with Bank	Amount: $________

Financial Covenant	Required	Actual	Complies
Measured at all Times:
Minimum Cash with Bank
- when aggregate Advances 1 ≤ $3,000,000	$3,000,000		Yes	No
- when aggregate Advances > $3,000,000	$3,500,000		Yes	No

Measured on a Quarterly Basis
Maximum Total Liabilities to Tangible	1.60:1.00		Yes	No
Net Worth

Minimum EBITDA
For 3 months ending March 31, 2006	$208,422		Yes	No
For 3 months ending June 30, 2006	$440,570		Yes	No
For 3 months ending September 30, 2006	$768,503		Yes	No
For 3 months ending December 31, 2006 and the last day of each subsequent 3 month period thereafter	$1,158,307		Yes	No

1 includes Advances and Equipment Advances

Comments Regarding Exceptions: See Attached.	BANK USE ONLY

Received by:

Sincerely,	AUTHORIZED SIGNER
Date:

SIGNATURE
Verified:

TITLE	AUTHORIZED SIGNER
Date:

DATE
	Compliance Status	Yes	No